Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-169436, 333-177026, and 333-232545 on Form S-8 and Registration Statement No. 333-232933 on Form S-3 of our reports dated February 19, 2021, relating to the financial statements of Global Payments Inc. and subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
February 19, 2021